Exhibit 10.16

FORM OF 2010 EQUITY INCENTIVE PLAN STOCK OPTION ADJUSTMENT LETTER

[INC Research Holdings, Inc. Letterhead]

[Optionholder Name]
[Optionholder Address]

          , 2014

Re:                             Notice of Adjustment

2010 Equity Incentive Plan Stock Option

Dear                  ,

We are writing to inform you that the first underwritten public offering and sale of shares of common stock of INC Research Holdings, Inc. (the “Company”) for cash pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Initial Public Offering”), recently occurred. Prior to the consummation of the Initial Public Offering, the Company effectuated an 8.45 to 1 reverse stock split (the “Reverse Stock Split”) of each share of its Class A common stock (“Class A Common Stock”) and Class B common stock (“Class B Common Stock”). Following the Reverse Stock Split, certain common stock share exchanges, redemptions and conversions were effectuated (collectively, the “Pre-IPO Capitalization Restructuring”), such that immediately prior to the Initial Public Offering, the Company’s capital structure consisted solely of shares of Class A common stock (which contain all of the shareholder rights previously attributable to shares of the Company’s Class A common stock and Class B common stock, as such rights existed immediately prior to the commencement of the Pre-IPO Capitalization Restructuring) (the “New Class A Common Stock”) and shares of Class B common stock (which contain all of the shareholder rights previously attributable to shares of the Company’s Class A common stock, as such rights existed immediately prior to the Pre-IPO Capitalization Restructuring).

In order to prevent the Reverse Stock Split and the Pre-IPO Capitalization Restructuring from causing inappropriate dilution or enlargement of your rights under the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”), the Board of Directors of the Company and its compensation committee have taken certain actions whereby, in connection with, and effective upon the completion of, the Pre-IPO Capitalization Restructuring, but in all events prior to the Initial Public Offering, each stock option granted to you under the 2010 Plan that is outstanding as of immediately prior to the commencement of the Pre-IPO Capitalization Restructuring (each such option, a “2010 Plan Option”) will be adjusted to reflect the following:

1.              Immediately following the Reverse Stock Split, each 2010 Plan Option (each, an “Adjusted Option”) shall consist solely of a right to acquire a number of shares of Class A Common Stock equal to the number of shares of Class A common stock of the Company that represented a portion of the “Common Units” subject to the 2010 Plan Option as of immediately prior to the Reverse Stock Split multiplied by 0.118343, rounded down to the nearest whole share.  In addition, the exercise price per each share of Class A Common Stock subject to the Adjusted Option will be equal to the exercise price per “Common Unit” subject to the 2010 Plan Option as of immediately prior to the Reverse Stock Split divided by 0.118343, rounded up to the nearest whole cent.

2.              Immediately following the Pre-IPO Capitalization Restructuring, each reference in an Adjusted Option to a “Common Unit” shall instead be a reference to New Class A Common Stock.

3.              Except as expressly adjusted hereby, each Adjusted Option shall remain in full force and effect in accordance with the terms of its stock option award agreement under the 2010 Plan and the 2010 Plan as in effect immediately prior to the Pre-IPO Capitalization Restructuring.  To the extent there is an inconsistency between the terms of an Adjusted Option and this notice, the terms of this notice shall prevail and govern.

Sincerely,

INC Research Holdings, Inc.